UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2023

Taysha Gene Therapies, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39536	84-3199512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Pegasus Park Drive, Suite 1430 Dallas, Texas	75247
(Address of Principal Executive Offices)	(Zip Code)

(214) 612-0000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	TSHA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board Composition and Compliance with Nasdaq Listing Rule 5605(b)(1)

As previously reported in Taysha Gene Therapies, Inc.’s (the “Company”) definitive proxy statement filed with the Securities and Exchange Commission on May 8, 2023 (the “Proxy Statement”), the Company was temporarily not in compliance with the continued listing requirements set forth in Nasdaq Listing Rule 5605(b)(1) regarding director independence, as a result of the Company’s board of directors (the “Board”) determining that Paul B. Manning was no longer an “independent director” within the meaning of the applicable Nasdaq listing standards because he had a disqualifying relationship with the Company. As disclosed in the Proxy Statement, the Company relied on the cure period set forth in Nasdaq Listing Rule 5605(b)(1)(A), pursuant to which the Company agreed to regain compliance with Nasdaq Listing Rule 5605(b)(1) with respect to the composition of the Board by the date of the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”).

Accordingly, on June 20, 2023, Paul B. Manning provided notice to the Board of his decision to resign from the Board and all committees thereof, effective immediately prior to the conclusion of the 2023 Annual Meeting in order to enable the Board to regain compliance with the majority independent board requirement of Nasdaq Listing Rule 5605(b)(1). Mr. Manning’s resignation was not the result of any disagreement with the Company. Following his resignation, the Board appointed Mr. Manning as a non-voting board observer, and in such capacity, Mr. Manning may attend, in a non-voting capacity, all meetings of the Board.

Further, on June 21, 2023, the Board appointed Sean Stalfort to serve as a director of the Company, effective immediately following Mr. Manning’s resignation. In doing so, the Board affirmatively determined that Mr. Stalfort is an “independent director” within the meaning of the applicable Nasdaq listing standards. Mr. Stalfort will serve as a Class I director whose term will expire at the Company’s 2024 annual meeting of stockholders. The Board also appointed Mr. Stalfort to serve as chair of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and a member of the Compensation Committee of the Board (the “Compensation Committee”). There is no arrangement or understanding between Mr. Stalfort and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Stalfort and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Stalfort requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Mr. Stalfort is set forth below.

Sean Stalfort, age 53, is President of PBM Capital Group, LLC (“PBM Capital”), a private equity and venture capital investment firm in the business of investing in healthcare and life-science related companies, and has worked at PBM Capital since 2010. Mr. Stalfort currently serves on the boards of directors of Verrica Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and Acumen Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company. Additionally, he previously served as a member of the board of directors of Dova Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from September 2016 to November 2019. Mr. Stalfort is also a founding partner of Octagon Partners LLC and Octagon Finance LLC, historic tax credit real estate companies. Mr. Stalfort received a B.A. in business economics and political science from Brown University. Our Board believes Mr. Stalfort is qualified to serve as a director based on his experience in venture capital, particularly related to healthcare.

In accordance with the Company’s compensation policy for non-employee directors, upon commencement of his service as a director, Mr. Stalfort was granted a nonqualified stock option to purchase 43,800 shares of the Company’s common stock. The stock option has an exercise price per share equal the closing price of the Company’s common stock on the date of grant. This option will vest and become exercisable in 36 equal monthly installments subject to the recipient’s Continuous Service (as defined in the Company’s 2020 Stock Incentive Plan) through such vesting dates and subject to acceleration upon a change in control. Additionally, Mr. Stalfort is entitled to receive a $35,000 annual retainer for his service as director, an additional $8,000 annual retainer for his service as chair of the Nominating and Corporate Governance Committee and an additional $5,000 annual retainer for his service on the Compensation Committee.

At each annual stockholder meeting following which his term as a director continues, Mr. Stalfort will be entitled to receive an additional nonqualified stock option to purchase 36,200 shares of the Company’s common stock, which option will vest in full and become exercisable on the earlier of the date of the next annual stockholder meeting or 12 months following the date of grant, subject to the recipient’s Continuous Service through such date and subject to acceleration upon a change in control. Mr. Stalfort has also entered into the Company’s standard form of indemnification agreement.

As a result of Mr. Manning’s resignation from the Board and the appointment of Mr. Stalfort to the Board as described above, a majority of the Board is now comprised of “independent directors” and the Company has regained compliance with Nasdaq Listing Rule 5605(b)(1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taysha Gene Therapies, Inc.

Dated: June 22, 2023	By:	/s/ Kamran Alam
Kamran Alam
Chief Financial Officer